EXHIBIT 99.1

QCR Holdings, Inc. Announces the Closing of the Acquisition of Guaranty Bank and Trust Company

MOLINE, Ill., Oct. 02, 2017 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (NASDAQ:QCRH) (“QCR Holdings”) today announced the completion of its previously announced acquisition of Guaranty Bank and Trust Company (“Guaranty Bank”) from Guaranty Bankshares, Ltd. (“Guaranty”).  Established as a de novo bank in 1934, Guaranty Bank is headquartered in Cedar Rapids, Iowa.  The acquisition and subsequent merger of Guaranty Bank into Cedar Rapids Bank & Trust Company (“CRBT”) will enhance the footprint and deposit base of CRBT, a wholly owned subsidiary of QCR Holdings.

Guaranty Bank had approximately $272 million in assets and approximately $218 million in deposits as of August 31, 2017.  The synergies between the Guaranty Bank and QCR Holdings approach to customer service and community involvement are key components in this strategic acquisition.

“We are delighted to welcome the Guaranty Bank employees, clients and shareholders to QCR Holdings,” commented Douglas M. Hultquist, President and Chief Executive Officer, QCR Holdings. “This transaction provides the opportunity for us to expand our footprint in Cedar Rapids, partner with a financial institution with a rich legacy and help create the dominant community bank franchise in the Cedar Rapids area. Both organizations focus on recruiting the best people, delivering exceptional, local client service and building the communities they serve.”

Todd A. Gipple, Chief Operating Officer and Chief Financial Officer of QCR Holdings, remarked, “With this merger, QCR Holdings joins forces with a financial services institution long-known for quality and exceptional customer service. Together, we are creating an even stronger institution that will benefit our clients and communities. As one of our key strategies to drive shareholder value, QCR Holdings seeks to participate as an acquirer to further boost ROAA and increase earnings per share.  We believe acquiring Guaranty Bank will add to the value and long-term growth of our Company.”

Robert D. Becker, Chairman and President of Guaranty, said, “This acquisition and merger by QCR Holdings continues the local community bank values on which Guaranty Bank was founded over 83 years ago.”

“The merger of Guaranty Bank with CRBT provides our customers, our stakeholders and our communities a broader range of financial services giving us an opportunity to exceed their expectations,” added Christopher J. Lindell, President and Chief Executive Officer, Guaranty Bank.

Piper Jaffray & Co. served as financial advisor to QCR Holdings and Barack Ferrazzano Kirschbaum & Nagelberg LLP served as legal counsel.  Sheshunoff & Co. Investment Banking, L.P. served as financial advisor to Guaranty and Hunton & Williams LLP served as legal counsel.

Terms of the Transaction

In the acquisition, QCR Holdings will acquire 100% of Guaranty Bank outstanding common stock and certain other assets of Guaranty for aggregate consideration in the form of 79% QCR Holdings common stock and 21% cash.  Total consideration received at closing of the transaction is approximately $42.9 million.

About Us

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company, which serves the Quad City, Cedar Rapids, Cedar Valley, Des Moines/Ankeny, and Rockford communities through its wholly owned subsidiary banks.  Quad City Bank & Trust Company, which is based in Bettendorf, Iowa, and commenced operations in 1994, Cedar Rapids Bank & Trust Company, which is based in Cedar Rapids, Iowa, and commenced operations in 2001, Community State Bank, which is based in Ankeny, Iowa and was acquired by the Company in 2016, and Rockford Bank & Trust Company, which is based in Rockford, Illinois, and commenced operations in 2005, provide full-service commercial and consumer banking and trust and wealth management services.  Quad City Bank & Trust Company also provides correspondent banking services.  In addition, Quad City Bank & Trust Company engages in commercial leasing through its wholly owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin.  Additionally, the Company serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company.  The Company enhanced its presence in Cedar Rapids, Iowa, with the acquisition of Guaranty Bank and Trust Company in October 2017.

Special Note Concerning Forward-Looking Statements
This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “predict,” “suggest,” “appear,” “plan,” “intend,” “estimate,” ”annualize,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local, national and international economies; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) unexpected results of acquisitions, including the acquisition of Guaranty Bank, which may include failure to realize the anticipated benefits of the acquisition and the possibility that the transaction costs may be greater than anticipated; (viii) the loss of key executives or employees; (ix) changes in consumer spending; (x)  unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

Contact:
Todd A. Gipple
Executive Vice President
Chief Operating Officer
Chief Financial Officer
(309) 743-7745